COASTAL PETE PROSPECT
                            SAID TO HAVE 2.19 BILLION
                             BARRELS OF OIL IN PLACE


         APALACHICOLA, FL, August 27, 1997 -- Coastal Petroleum Company today advised the State that its petroleum consultants have evaluated the Company's most promising drilling prospect, offshore St. George Island in the Florida Panhandle region, and have estimated the structure contains 2.19 billion barrels of oil in-place.

         Using a conservative recovery factor, the prospect's recoverable oil reserves have been calculated at 546 million barrels, the Company said.

         Phillip W. Ware, president, said a public hearing on Coastal's drilling permit application is scheduled to begin on September 29, and that the St. George reserve estimates will be presented at that hearing. He also noted that the Company's petroleum consultants will give testimony there.

         "If the St. George Island prospect is validated by drilling, it would become the largest U.S. discovery ever made east of the Mississippi," said Ware. "But it is evident that the State is doing everything it can to prevent Coastal from obtaining a drilling permit. Moreover, as in any exploration venture, drilling may not establish commercially viable quantities of oil or gas."

                                    - more -

         Ware further noted that the projected cost of drilling the St. George Island prospect, approximately $5 million, would make it necessary for the Company to seek a partner or raise additional capital.

         Coastal, which has a 425 mile-long, 880,000 acre offshore leasehold along the Gulf Coast, has been seeking to drill the St. George Island prospect for the past five years in the face of unremitting opposition from the State.

         Two previous attempts to impose exorbitant surety bond requirements on the Company have been invalidated by the Florida Supreme Court. On September 9, however, the governor and cabinet are expected to set a new surety amount of approximately $4 billion as a precondition for the issuance of a permit under a 1997 statute aimed solely at Coastal.

         Ware said the Company contends the new law cannot be applied retroactively to Coastal, and that $4 billion cannot, in any case, be deemed to be "reasonable" as required by the statute. He also expressed the view that the surety bond issue probably will have to be resolved by the Court.

         Coastal Petroleum Company is a majority-held subsidiary of Coastal Caribbean Oils & Minerals, Ltd. (Boston: CCO-B; CCO-BN).




                   Contact: Phillip W. Ware, at (904) 653-2732